Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 to be filed on or about October 8, 2020, of our report dated May 6, 2020, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of and for the year ended December 31, 2019, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Form S-1.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania
October 8, 2020